Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated February 12, 2025, is entered into by and between John Levene (“Employee”) and Clear Street Management LLC, a Delaware limited liability company (the “Company”).

Company desires to employ Employee on a full-time basis, at-will, and Employee desires to accept such employment subject to the terms and conditions set forth in this Agreement; therefore, in consideration of the mutual agreements and covenants set forth herein, the parties agree as follows:

1.	Commencement Date. Employment with Company will commence on or around April 22, 2025 (the “Commencement Date”) contingent upon, if applicable, successful completion of the preemployment check.

2.	Title and Duties; Location; Supervisor.

2.1.

Employee will serve as Head of Institutional with Company and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with the position as reasonably assigned to Employee from time to time by Employee’s direct supervisor. Employee may be assigned to perform services for wholly owned entities or affiliates of Company, and such assignment will be consistent with Employee’s title, duties, and responsibilities as mentioned above.

2.2.	Employee will be employed at Company’s offices in New York City, or such other locations as Company may reasonably designate.

2.3.	Employee’s supervisor during the term hereof is Ed Tilly or as otherwise determined by Company from time to time.

3.	Conduct During Employment.

3.1.

Employee shall comply fully with all policies and procedures of Company, or its relevant wholly owned entity or affiliate, in effect as the same now exist or may be hereafter implemented from time to time, including, but not limited to, all terms and conditions set forth in Company’s handbook, compliance manual and any other memoranda or communication applicable to Employee pertaining to policies, procedures, rules and regulations as the same may be in effect from time to time. Failure to comply with such policies and procedures shall be grounds for disciplinary action by Company, up to and including termination.

3.2.	Employee shall observe and comply with all applicable laws, rules, and regulations imposed by any governmental or self-regulatory organization as may be in effect from time to time.

3.3.

Employee shall not trade any Company strategies in Employee’s personal trading accounts and shall provide Company on a monthly basis with statements of all securities accounts in which Employee has a personal or financial interest (or otherwise controlled by Employee, including relatives residing with Employee or supported by Employee).

3.4.

Employee shall always remain loyal to Company, avoid conflicts of interest, and promptly inform Company of related business opportunities offered to Employee, whether in her/his capacity as an employee of Company or otherwise and whether offered to Employee as an individual or on behalf of Company, in the field of securities trading.

150 Greenwich Street, 45th floor, New York, NY 10007

Clear Street Management LLC

4.

Exclusivity. Employee shall: (i) devote Employee’s full business time, attention, skill and best efforts to the performance of Employee’s duties; (ii) not engage in or prepare to engage in any business activity as an individual or with any other person, firm, corporation or business other than on Company’s behalf, except with the express prior written consent of Company; (iii) not engage in any activity that could create a conflict of interest between Employee and Company or any of its affiliates and (iv) have no interest or affiliation directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of Company, except with the express prior written consent of Company; provided, however, Employee may own, directly or indirectly, solely as a passive investment, any securities if Employee (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, three percent or more of any class of securities of such entity.

5.	Compensation.

5.1.	Base Salary. The annual base salary to be paid to Employee in cash shall be $400,000.00, payable in equal semi-monthly installments per Company’s regular payroll practices (“Base Salary”).

5.2.

Guaranteed Bonus. Employee shall receive a guaranteed cash bonus for the annual year 2025 (payable in 2026) equaling $600,000.00 (the “Guaranteed Bonus”) payable per standard Company practice, unless Employee’s employment has been terminated by Employee’s resignation for any reason or by Company for Cause (as defined below), in each case before such payment is made. “Cause” means (i) Employee’s commission of fraud or reckless misstatement or omission materially affecting Company or its affiliates, (ii) any act or omission by Employee that it is reasonable to expect would materially injure the reputation, business or business relationships of Company or any of its affiliates, (iii) Employee’s indictment or conviction with respect to any felony or other crime or violation of law involving fraud or dishonesty, or Employee’s entry of a plea of nolo contendere concerning any felony involving fraud or dishonesty.

5.3.

Performance Bonus. In view of the payment of the Guaranteed Bonus in Section 5.2 for calendar year 2025, there will be no payment to Employee of any Performance Bonus (as defined below) for such calendar year. For subsequent years, Employee shall be eligible to receive an annual discretionary performance bonus, as determined by Company, which will be targeted at an amount similar to the Guaranteed Bonus, based upon factors determined by Company, at its sole and absolute discretion, which may include but are not limited to your performance and Company’s overall performance and will be payable in a manner consistent with Company’s practices and procedures (“Performance Bonus”). The amount of the Performance Bonus, if any, will be decided by Company in its sole discretion and will be paid not later than March 15 following the calendar year for which the Performance Bonus has been attributed, if at all. In no event shall Employee earn or have any entitlement to a Performance Bonus until it is paid. Employee will not be eligible to receive any Performance Bonus if Employee’s employment has been terminated for any reason, if Employee provided notice of resignation, or if Employee received notice of termination before the Performance Bonus payment date.

5.4.

Commencement Bonus. Employee will receive a one-time commencement bonus of $750,000.00. The cash commencement bonus will be paid on the first paycheck following the Commencement Date. If your employment with the Company is terminated: (i) by the Company for Cause or (ii) by your resignation for any reason within 12 months of receipt of the commencement bonus, you shall be liable upon termination of employment to repay to the Company 1/12th of the commencement bonus (based upon the payment received, i.e. after customary withholding tax and other employment taxes and deductions as required by law) for each remaining month or part thereof prior to the first anniversary of receipt the commencement bonus. Employee agrees that Company may deduct such amounts from Employee’s last paycheck and that Employee will remain responsible for any additional amounts that remain due and owing from Employee to Company.

5.5.

Restricted Stock Unit Award. Subject in each case to the approval of the Board of Directors of Clear Street Group Inc. (“CSG”), Employee’s execution of CSG’s standard-form Restricted Stock Unit Issuance Agreement, which will be executed digitally through Carta, the transfer agent and digital capitalization table management software used by CSG (the “Issuance Agreement”), and Employee’s continued employment with the Company and subject to Section 5.7, Employee will be awarded such Restricted Stock Units of CSG (the “RSUs”) as are noted below in this Section 5.5 subject to the following: all of the RSUs (1) will be unvested as of the date of grant and will time-vest as set forth below with respect to each such grant of RSUs; and (2) will also be subject to a second vesting requirement tied to the satisfaction of the Liquidity Event Requirement (as defined in the Issuance Agreement). Notwithstanding anything in this Agreement to the contrary: (i) the RSUs will be issued to Employee subject to all of the provisions of the Issuance Agreements (with any conflicts with this Agreement being resolved in favor of the terms of the Issuance Agreements); and (ii) Employee will have no entitlement to receive any RSUs until (A) the grant of such RSUs has been approved by the Board of Directors of CSG; and (B) Employee and CSG have executed the Issuance Agreement with respect to such RSUs. To the extent that RSUs fully vest on a day that is not a business day, CSG will not be obligated to issue shares in respect of such vested RSUs to Employee until the next succeeding business day following such vesting date.

Subject to the first paragraph of this Section 5.5, effective as of the fifteenth (15th) of the first month that immediately follows the Commencement Date (or on the next business day if the 15th of the month is not a business day) or as soon as reasonably practicable thereafter (the “Initial Grant Date”), Employee will be awarded 1,000,000 RSUs. All of the foregoing RSUs will be unvested on the Initial Grant Date and will time-vest over four years beginning on the Initial Grant Date, with a one-year cliff for 25% of the grant and 36-month time-vesting thereafter (with 2.083% time-vesting on each monthly anniversary thereafter).

Subject to the first paragraph of this Section 5.5 and the last sentence of this paragraph, on the Initial Grant Date or as soon as reasonably practicable thereafter, Employee will be awarded 224,623 RSUs. Such RSUs will time-vest on the following schedule: (I) 23,952 RSUs will time-vest on December 31, 2025; (II) 103,299 RSUs will time-vest on January 31, 2026; (III) 11,976 RSUs will time-vest on December 31, 2026; (IV) 61,886 RSUs will time-vest on January 31, 2027; and (V) 23,510 RSUs will time-vest on January 31, 2028. Notwithstanding the foregoing in this paragraph, (a) to the extent that any of Employee’s equity in his current employer (or its affiliates) vests following the date hereof, there will be a dollar-for-dollar reduction in the above-listed RSU grant(s) that corresponds to such vested equity at Employee’s current employer, and (b) if the time-vesting date set forth in this paragraph for any RSUs is prior to the Initial Grant Date and Employee doesn’t forfeit such applicable RSUs pursuant to clause (a) above, such RSUs will time-vest on the Initial Grant Date in lieu of the time-vesting date set forth above.

Employee represents and warrants to CSG and the Company that (a) Employee owns 1,327 restricted stock units of Goldman Sachs that are scheduled to time vest on January 31, 2026, 795 restricted stock units of Goldman Sachs that are scheduled to time vest on January 31, 2027 and 302 restricted stock units of Goldman Sachs that are scheduled to time vest on January 31, 2028 and that all such restricted stock units of Goldman Sachs have a value that is approximately equal to the stock price of a common share of Goldman Sachs and (b) Employee owns a carry interest in Goldman Sachs private funds with a value of $200,000 as of the date hereof that is scheduled to time vest on December 31, 2025 and a carry interest in Goldman Sachs private funds with a value of $100,000 as of the date hereof that is scheduled to time vest on December 31, 2026, and (c) all of the equity interests referenced in clauses (a) and (b) above will be forfeited as a result of Employee’s employment by the Company. Employee covenants to provide copies to the Company of any statements, letters or other documentation received by Employee from Goldman Sachs or its affiliates in connection with the vesting or forfeiture of any equity that Employee owns in Goldman Sachs or its affiliates.

5.6.

Stock Option Award. Subject in each case to the approval of the Board of Directors of CSG, Employee’s execution of CSG’s standard-form Stock Option Agreement and related documentation, which will be executed digitally through Carta, the transfer agent and digital capitalization table management software used by CSG (the “Option Agreement”), and Employee’s continued employment with the Company and subject to Section 5.7, Employee will be awarded such options to purchase shares of Class A Common Stock of CSG (the “Options”) as are noted below in this Section 5.6 subject to the following: all of the Options (1) will be unvested as of the date of grant and will timevest as set forth below with respect to each such grant of Options; and (2) will also be subject to a second vesting requirement tied to the satisfaction of the Liquidity Event Requirement (as defined in the Option Agreement). Notwithstanding anything in this Agreement to the contrary: (i) the Options will be issued to Employee subject to all of the provisions of the Option Agreements (with any conflicts with this Agreement being resolved in favor of the terms of the Option Agreements); and (ii) Employee will have no entitlement to receive any Options until (A) the grant of such Options has been approved by the Board of Directors of CSG and (B) Employee and CSG have executed the Option Agreement with respect to such Options.

Subject to the first paragraph of this Section 5.6, effective as of the Initial Grant Date (or on the next business day if the 15th of the month is not a business day) or as soon as reasonably practicable thereafter, Employee will be awarded options to purchase 500,000 shares of Class A Common Stock of CSG (the “Options”) at a strike price equal to the then-current Common Stock Value. Subject to the immediately succeeding sentence, for these purposes, the “Common Stock Value” will be deemed to equal $10.50 as of the date hereof and will be subject to adjustments prior to the Initial Grant Date as follows: (x) if CSG issues common stock (or securities convertible into or exercisable for common stock) in a bona fide transaction for a price per share of common stock (or, if applicable, for a price per share of common stock on an as-converted basis) (such price per share, the “Equity Issuance Price”) in excess of the then-current Common Stock Value, then the Common Stock Value will thereafter be deemed to be equal to the Equity Issuance Price; (y) if a holder of common stock of CSG (or securities convertible into or exercisable for common stock) sells shares of such common stock (or securities convertible into or exercisable for common stock) in a bona fide transaction for a price per share of common stock (or, if applicable, for a price per share of common stock on an as-converted basis) (such price per share, the “Equity Transfer Price”) in excess of the then-current Common Stock Value, then the Common Stock Value will thereafter be deemed to be equal to the Equity Transfer Price; and (z) if CSG’s Board of Directors determines that the fair market value of a share of Class A Common Stock of CSG (“Valuation-Based Common Stock Value”) is greater than the then-current Common Stock Value at the time of the grant, then the Common Stock Value will thereafter be deemed to be equal to the Valuation-Based Common Stock Value. Notwithstanding the immediately preceding sentence, if the common stock of CSG is publicly listed on an applicable grant date, then the Common Stock Value on such grant date shall be deemed to be equal to the market price of a share of common stock of CSG, as reasonably determined by the Board of Directors of CSG (or its designee) on such grant date. All of the foregoing Options will be unvested on the Initial Grant Date and will time-vest over four years beginning on the Initial Grant Date, with a one-year cliff for 25% of the grant and 36-month time-vesting thereafter (with 2.083% time-vesting on each monthly anniversary thereafter).

5.7.

Incentive Plan. Awards described in Section 5.5 and Section 5.6 will be granted pursuant to CSG’s Amended and Restated 2021 Stock Incentive Plan, as amended from time to time, or any successor stock incentive plan.

5.8.

Taxes and Withholding. All compensation will be subject to customary withholding tax and other employment taxes and deductions as required by law. All executive compensation is covered by Company’s deferred compensation practices and plans.

6.	Benefits. Employee benefits, including vacation days, will be provided as specified in Company’s employee handbook.

7.	Business Expenses. Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in compliance with Company’s Travel and Expense Reimbursement Policy.

8.	Representations and Warranties. By signing this agreement, Employee warrants and represents the following:

8.1.

If applicable, Employee has or will obtain all governmental, regulatory, and exchange licenses, registrations, and approvals required by law and as may be necessary to perform Employee’s obligations under this Agreement and duties as an employee of Company and shall always maintain all such licenses in good standing during employment with Company.

8.2.	Employee is free from all contractual obligations or other possible restrictions preventing Employee from entering into this Agreement.

8.3.

Employee shall not disclose to Company, or use for Company’s benefit, or induce Company to use, any trade secrets, proprietary information, confidential information, intellectual property, or other property that belongs to any former employer of Employee or any other third party.

9.

Regulatory Requirements. If applicable, Employee shall be required to meet and maintain certain registration and qualification requirements as established or determined by Company and/or as prescribed by applicable regulation from time to time. These registrations and qualifications must always be current, and failure to meet or maintain these registrations or qualifications may result in immediate suspension or termination. These registration and qualification requirements are subject to change at any time but currently may include: (i) registering as an Associated Person of Company and completing all required documentation including but not limited to: Form U-4, fingerprint cards, and background review releases; (ii) providing proof of prior experience and holding valid securities registrations required for Employee’s position; (iii) completing all compliance attestations including the authorization for the submission of outside brokerage statements to Company; (iv) attending Company in house education seminars as reasonably practicable; (v) successful completion of industry required continuing education; (vi) immediate notification of changes in address, financial status or any events that require amendments to Employee’s Form U-4; and (vii) compliance with all applicable rules, regulations, guidance and compliance and regulatory policies of the Securities and Exchange Commission, the Commodity Futures Trading Commission, and all other applicable (as may be determined by Company from time to time) self-regulatory organizations, including all required notifications to such entities.

10.

Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and NonDisparagement. By executing this Agreement, Employee hereby confirms and agrees to comply with the provisions of the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement attached hereto as Exhibit A, which the parties entered contemporaneously herewith.

11.

Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles. Any dispute between Employee and Company which cannot be amicably settled and is a dispute that arises out of Company’s securities business activities shall be submitted for binding arbitration per the rules of FINRA. All other disputes that do not arise from Company’s securities business activities shall be submitted for binding arbitration administered by the American Arbitration Association (AAA), unless the dispute is required to be submitted to FINRA. Arbitration shall be the exclusive dispute resolution process, although this shall in no way limit Company from obtaining immediate injunctive relief pursuant to the Proprietary Information, Assignment of Inventions, NonCompetition, Non-Solicitation, and Non-Disparagement Agreement. Nor does this Section limit Employee’s ability to file any regulatory charge against Company. Any party may commence arbitration by sending the other party(ies) a written demand for arbitration. Such demand shall set forth the nature of the matter to be resolved by arbitration. The parties shall equally share all costs of arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

12.	Termination.

12.1.

Employment-At-Will. Employee’s employment with Company is on an at-will basis, as defined by applicable law, meaning that Company will be free to terminate Employee’s employment at any time, with or without cause, and that Employee will be free to resign from her/his employment with Company at any time subject to Employee’s prior notice as detailed in Section 12.3.

12.2.

Further Payment. Except as otherwise specified in Exhibit A, upon the termination of employment for any reason, no further payments by Company to Employee will be due other than accrued but unpaid base salary through the applicable date of termination and any other accrued benefits to which Employee may be entitled.

12.3.	Resignation Notice. Company requests that Employee provide at least 30 days prior written notice of resignation to Company. Vacation days shall not be counted towards days of prior notice.

13.	Miscellaneous Provisions.

13.1.

Taxes. Company may withhold from any payments made under this Agreement amounts as shall be required by law, as reasonably determined by Company. Employee acknowledges and represents that Company has not provided any tax advice in connection with this Agreement and that Employee has been advised by Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments and benefits that may be made to Employee pursuant to this Agreement.

13.2.

Non-Disclosure. Employee agrees to keep the contents, terms, and conditions of this Agreement confidential; provided, however, that Employee may disclose this Agreement to Employee’s spouse, attorneys, and accountants, or pursuant to subpoena or court order, or as otherwise allowed or required by law, in each case after notifying such person of the restrictions in this Section. Any breach of this non-disclosure paragraph is a material breach of this Agreement.

13.3.

Entire Agreement. This Agreement, together with its exhibits (including the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and NonDisparagement Agreement), forms the complete and exclusive statement of the terms and conditions of Employee’s employment with Company. It supersedes any other representations or promises made to Employee by anyone, whether oral or written, and it can only be modified in a written agreement signed by an authorized officer of Company.

13.4.

Notices. All notices and other communications required or permitted under this Agreement shall be delivered personally, via electronic mail, via certified or registered mail (return receipt requested), or next day express mail or overnight, nationally recognized courier service (postage prepaid with proof of receipt). Any such notice shall be deemed given (i) when delivered if delivered personally or via electronic mail, (ii) the day after deposit with the express or courier service when sent by next day express mail or overnight courier, or )(iii) hree (3) days after deposit with the postal service when sent by certified or registered mail.

13.5.

Waiver of Jury Trial. It is mutually agreed by and between Company and Employee that, to the maximum extent permissible under applicable law, they shall, and they hereby do, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of, or in any way connected with, this Agreement and Employee’s employment with Company.

13.6.

Assignment; Benefit. Company shall have the right to assign this Agreement and all or any part of its rights and obligations under this Agreement to any subsidiary, holding company, or affiliate of Company or any surviving entity following any merger, reorganization, or consolidation of any of those entities with any entity other than Company. This Agreement is personal and may not be assigned by Employee; provided, however, that if Employee dies, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or another designee, or if there be no such designee, to Employee’s estate.

13.7.

Survival. The provisions of this Agreement, together with its exhibits (including the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement), shall survive any termination of Employee’s employment to the extent necessary to give effect thereto.

13.8.	Amendments and Modification. Modifications and amendments to the terms of this Agreement may be made from time to time, subject to a written agreement between Employee and Company.

13.9.

Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be considered in the construction or interpretation of this Agreement.

13.10.

Severability. If any provision of this Agreement is, or is held to be, inconsistent with or unenforceable under any law or regulation, such provision shall be deemed rescinded or modified in accordance with such law or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

13.11.

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be made by actual or electronic signature in conformity with the U.S. federal ESIGN Act of 2000 (e.g., Adobe Sign, DocuSign, HelloSign), which shall be accepted as if they were original execution signatures. The parties further agree that an electronic signature on any contract, certificate, or other document delivered to the other party shall constitute a true and original signature of the party delivering the electronic signature.

13.12.

Non-Waiver. The failure of either party, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under applicable law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver by Company or by Employee must be in writing.

13.13.

Independent Legal Advice. By signing below, Employee expressly acknowledges that Employee has had the opportunity to obtain independent legal advice about this Agreement prior to execution. To the extent that Employee failed to obtain independent legal advice, Employee acknowledges that such failure will not be used as a defense to the enforcement of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement effective as of the date first written above.

CLEAR STREET MANAGEMENT LLC		EMPLOYEE:

By:	/s/ Ed Tilly	By:	/s/ John Levene
	Name: Ed Tilly Title: Officer Date: February 12, 2025		Name: John Levene Date: February 12, 2025

[Signature page to Employment Agreement]

Exhibit A

PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS, NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT

This Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and NonDisparagement Agreement (“Agreement”), dated February 12, 2025, by and between Clear Street Management LLC, a Delaware limited liability company (the “Company”) and John Levene (the “Employee”).

Terms not defined herein shall have the meaning ascribed to them in the Employment Agreement to which this Exhibit is attached (“Employment Agreement”). For purposes of any undertaking of Employee toward Company herein, the term “Company” shall include any parent company, subsidiaries, and affiliates of Company.

In consideration and as a condition of Employee’s employment with Company, the parties hereto agree as follows:

1.	Proprietary Information.

1.1.

Recognition of Company’s Rights. Employee acknowledges that Employee’s employment with Company creates a relationship of confidence and trust between Employee and Company with respect to Proprietary Information (as defined below) of Company, its subsidiaries, its affiliates, its existing or potential investors or its customers which may be learned by Employee during the period of Employee’s employment with Company. Accordingly, Employee acknowledges and agrees that all Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of Company or of any such entity Company otherwise determines and Employee hereby assigns to Company any rights Employee may have or acquire in such Proprietary Information and all patents, copyrights, trade secret rights and other rights.

1.2.

Non-disclosure; Protection of Proprietary Information. At all times, both during Employee’s employment with Company and after the termination of employment with Company, Employee will safeguard and keep in the strictest confidence and trust and will not use, disclose, or publish any Proprietary Information or anything relating to it to any unauthorized person or otherwise without the prior written consent of Company. Employee will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information and will take care to maintain at Employee’s desk only such Proprietary Information as Employee has a current “need to know” in the furtherance of Company’s businesses and shall take care to shield Proprietary Information from other Company personnel who do not have a “need to know” such information. Employee may not store any Company data, including but not limited to Proprietary Information, on any electronic storage device or service that is not owned by Company without the prior written consent of Company. Employee may not remove any Company data, including, but no limited to Proprietary Information, from the premises of Company without prior consent of Company. Nothing in this Section 1 shall prevent Employee from utilizing Employee’s professional skill and expertise in any future employment or association, provided such utilization does not involve unauthorized use or disclosure of Proprietary Information as detailed herein or violate the provisions of Section 3 below.

1.3.

“Proprietary Information” is any confidential and/or proprietary knowledge, data, trade secret or information of Company, its affiliates, parents, and subsidiaries, whether having existed, now existing, or to be developed during the term of Employee’s employment with Company. By way of illustration but not limitation, Proprietary Information includes: operations, systems, services, personnel, financial affairs, clients, and counterparties; investment, marketing and trading philosophies, techniques and performance; existing and planned or prospective business development programs, proposals, projects, and plans; trading systems or programs; trading positions and strategies; trading indicators, mathematical approaches, computational algorithms, parameter settings and configurations used to obtain price predictions; trading styles and/or investment strategies; specific assumptions and approximations for estimating the expected return for a given order and simulating order execution; identities and names of existing or potential traders, or existing or potential investors; metrics used for performance analysis and real-time-monitoring of individual sub-strategies, including metrics that create accurate “back-testing” engines; specific portfolio optimization methodology used in running the strategy, including specific design, logic, and software architecture used for fitting models, generating price predictions, translating price predictions into trading decisions, trading strategy backtesting, performance monitoring and analysis; algorithms and approaches used to generate indicators based on exchange book information and combination of different books coming from different trading venues; computer hardware and systems, computer programs, software, software designs and documentations, codes, schematics, know-how and data; strategies, practices, or techniques for market-making, agency trading, order crossing, or customer execution developed or engaged in by Company or an affiliate thereof; any information relating to the personal affairs or business activities of the partners, managers, members, owners, employees, consultants, suppliers, officers, directors, and investors of Company or its affiliates; all forms, contracts, agreements (including this Agreement), literature or other documents designed, developed or written by, for, with or on behalf of Company or its affiliates; Inventions (as defined below), and any other confidential or proprietary information of Company, its affiliates, its investors or clients which Employee has been, or may be exposed to, or has learned or may learn of from time to time in connection with or as a result of Employee’s capacity as an Employee of Company.

1.4.

Permitted Disclosures. Notwithstanding the foregoing, Employee may disclose Proprietary Information (1) to the extent required by law or pursuant to subpoenas or other court order or legal process (provided that Employee must apprise Company of the subpoena, court order, or legal process immediately upon learning of the same and give Company a reasonable opportunity to limit the scope of such required disclosure); (2) to the extent such disclosure is explicitly approved in writing by Company; or (3) in furtherance of Employee’s professional duties for Company. In addition, Employee acknowledges that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution, liability, or retaliation, provided Employee does so in compliance with 18 U.S.C. § 1833. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this agreement prohibits Employee from disclosing or discussing Employee’s or other employees’ compensation or working conditions with other employees or with third parties who are not future employers or competitors of Company, or other information governed by the provisions of applicable state law or the National Labor Relations Act.

1.5.

Third-Party Information. Employee acknowledges that Company has received, and in the future will receive, from Company’s affiliates, subsidiaries, and from third parties confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During Employee’s employment with Company and thereafter, Employee shall hold the Third-Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work with Company) or use, except in connection with Employee’s employment with Company, the Third-Party Information unless expressly authorized by an officer of Company or as otherwise required by law.

1.6.

Return of Property. In the event of the termination of Employee’s employment with Company for any reason, Employee shall immediately return to Company all documents, records, apparatus, equipment, and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to Employee by Company, or furnished to Employee by any affiliate or subsidiary of Company or produced by Employee or others in connection with Employee’s employment. If requested by Company, Employee shall provide written confirmation that all such property has been delivered to Company as provided herein.

1.7.

Duty to Report. Employee further agrees that Employee shall report immediately to Company’s Chief Executive Officer (i) any unauthorized disclosures, revelations, or uses of any Proprietary Information by any person or employee of Company, and (ii) any requests made to Employee that Employee disclose, reveal, or misuse any Proprietary Information.

1.8.

Term of Proprietary Information Undertaking. Subject to the foregoing, Employee acknowledges and agrees that Proprietary Information and Third-Party Information is never to be used or disclosed by Employee other than as expressly permitted in this Agreement and that this undertaking shall not be limited in time. Company understands, however, that under the laws of certain states, restrictions on the use or disclosure of Proprietary Information must be of a finite duration. Accordingly, Employee agrees that, should the law of such a state be applied to this Agreement, the restrictions on the use or disclosure of Proprietary Information that is not a trade secret (the restriction on the use or disclosure of which shall be unlimited by time) shall apply for a period of five (5) years after his/her employment with Company ends, which Employee acknowledges is reasonable under the circumstances at the time of execution of this Agreement.

2.	Ownership of Inventions.

2.1.

Assignment and Ownership of Inventions. Employee agrees that all Inventions (as defined below) which Employee makes, conceives, develops, reduces to practice or otherwise creates (in whole or in part, either as an individual or jointly with others) during Employee’s employment with Company shall be the sole property of Company, or any other entity to which Company assigns such Inventions, to the maximum extent permitted by law, and, to the extent permitted by law, shall be “works made for hire.” Company shall be the sole owner of all patents, copyrights, trademarks, trade secret rights, and other intellectual property rights and other rights in connection therewith. To the extent any such Inventions are not considered “works made for hire” or otherwise the exclusive intellectual property of Company, Employee hereby assigns to Company any rights, title, and interest Employee may have or may acquire in such Inventions and all proprietary rights with respect thereto. In addition, Employee hereby waives any “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications, or limitation on subsequent modifications that Employee may have in respect of any Inventions.

2.2.

Designation. Employee agrees to perform, during and after the employment term, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to employment with Company, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by Employee.

2.3.

“Inventions” means all inventions, developments, concepts, ideas, discoveries, improvements, formulas, works of authorship, designs, trade secrets, technical specifications and technical data, processes, computer programs and software (including without limitation source code and object code), software designs and documentation, algorithms, techniques, schematics, know-how, and show-how, whether or not patentable, made, conceived, developed, reduced to practice, or otherwise created by Employee, either alone or jointly with others, during Employee’s employment with Company.

2.4.

Unassigned or Non-assignable Inventions. Employee recognizes that this Agreement will not be deemed to require assignment of any invention that Employee developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by Employee for Company or training received by Employee from Company.

2.5.

Prior Inventions. The following is a complete list of all inventions or improvements created prior to the date of this Agreement to which Employee claims ownership and/or that Employee desires to remove from the operation of this Agreement, and Employee represents and warrants that such list is complete: NONE.

3.	Non-Competition.

3.1.

Acknowledgment. Employee acknowledges and agrees that Company is engaged in a highly competitive business and that by virtue of Employee’s position, association, and responsibilities with Company and Employee’s access to Proprietary Information, engaging in any business which is competitive with Company will cause it great and irreparable harm.

3.2.

Non-Compete Undertaking. Therefore, Employee hereby agrees that, so long as Employee is employed by Company and for the period of nine (9) months after the termination of employment with Company for any reason, whether voluntarily or involuntarily, (the “Non-Compete Period”), Employee shall not, directly or indirectly, participate in, engage in or prepare to engage in any Competitive Business Activity (as defined below), whether as an individual, employee, consultant, contractor, officer, director, shareholder, partner, member, joint venturer, representative, agent, equity owner, or in any other capacity.

3.3.

“Competitive Business Activity” shall mean (i) activity that is similar in nature to the services Employee provided to Company during the last two years preceding the termination of Employee’s employment with Company; (ii) activity which utilizes Proprietary Information Employee acquired during employment with Company; (iii) controlling (by contract, equity ownership or otherwise), investing in (except as the owner of up to three percent of the securities of any given entity), providing other financial support to participating in, engaging in or consulting for any person or Company in any: clearing business, clearing broker dealer, clearing and reporting technology development, stock loan business, client-agency execution services, principal execution services, and prime brokerage services.

3.4.

Notice to Company. If Employee accepts any employment or begins a business association or business activity during the Non-Compete Period with any entity, Employee shall promptly advise Company prior to the commencement of such subsequent employment or association.

3.5.

Non-Compete Payments. Company will pay Employee the equivalent of Employee’s Base Salary on a semi-monthly basis during any period in the Non-Compete Period which Employee is unemployed as a result of the covenant not to compete following the termination of Employee’s employment with Company (the “Non-Compete Payments”). If, for any reason it deems appropriate, Company determines, in its sole discretion, to shorten or forgo the Non-Compete Period, Company will cease making the Non-Compete Payments at such time and will cease to be obligated to make such payments and will release Employee from the obligations set forth in this Section 3. Employee shall not be entitled to, and will not be paid, Non-Compete payments during the period covered by the Severance payments in Section 5.7 of the Employment Agreement.

3.6.

Assumption of Risk. Employee understands that without the representations and warranties contained in this Section, Company would be required to assume additional risk that would otherwise be reflected in the base salary and/or other payments paid to Employee during Employee’s employment with Company.

4.

Non-Solicitation and No Hire. Employee acknowledges and agrees that so long as Employee is employed by Company and for twenty-four (24) months thereafter, Employee shall not, either individually or on behalf of any other person or entity, directly or indirectly: (1) employ, solicit, induce, hire, offer to hire, or otherwise interfere with the employment or association of any current or former (within the prior twenty-four (24) months) director, member, officer, contractor, or employee of Company or its affiliates; (2) induce, or attempt to induce, any current or former (within the prior twenty-four (24) months) client or customer, company investor, consultant, or supplier to alter, limit or end its business dealings or relationship with Company or any of its affiliates; (3) induce, or attempt to induce, any current or former (within the prior twenty-four (24) months) consultant or supplier of Company to alter their relationship with, or to cease providing services for, Company or any of its affiliates; or (4) solicit, contact, attempt to contact, or meet with Company’s or its affiliates’ current, former, or known prospective clients or customers for purposes of offering or accepting goods or services similar to, or competitive with, those offered by Company and its affiliates.

5.

Non-Disparagement. Employee hereby agrees that during the course of employment and following the termination of employment with Company for any reason, Employee shall not publish or make any negative or critical statement, whether written or oral, which is likely to adversely affect or otherwise malign the business or reputation of Company or any of its affiliates, any of their respective members, officers, directors or employees, or third parties with whom Company conducts business.

6.

Remedies. Employee agrees and acknowledges that the foregoing restrictions and the duration thereof as set forth in this Agreement are reasonable and necessary for the protection of the Proprietary Information, business, and goodwill of Company and its affiliates. In the event that Employee shall breach any of the provisions of this Agreement, in addition to and without limiting or waiving any other remedies available to Company, at law or in equity, Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Agreement. Recognizing the severity of the harm which could accrue to Company or its affiliates, Employee agrees that monetary damages alone would not sufficiently protect Company or its affiliates, and thus Employee will not oppose injunctive relief on that basis.

7.

Enforcement. Employee consents to Company’s enforcement of the provisions of this Agreement on behalf of Company’s managers, members, officers, or partners, and those of its affiliates. Employee hereby expressly waives any objection Employee may have to the standing or capacity of Company to enforce the provisions of this Agreement.

8.

Reasonableness of Restrictions. Employee acknowledges that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and its restrictions. If a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties hereto agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law.

9.

Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles. Any dispute between Employee and Company which cannot be amicably settled and is a dispute that arises out of Company’s securities business activities shall be submitted for binding arbitration in accordance with the rules of FINRA. All other disputes that do not arise from Company’s securities business activities shall be submitted for binding arbitration administered by the American Arbitration Association (AAA), unless the dispute is required to be submitted to FINRA. Arbitration shall be the exclusive dispute resolution process, although, this shall in no way limit Company from obtaining immediate injunctive relief pursuant to the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement. Nor does this Section limit Employee’s ability to file any regulatory charge against Company. Any party may commence arbitration by sending the other party a written demand for arbitration. Such demand shall set forth the nature of the matter to be resolved by arbitration. The parties shall equally share all costs of arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

10.

Survival. The provisions of this Agreement shall survive the termination of Employee’s employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or their assignee.

11.	Modifications. No modifications or amendments to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties.

12.

Assignment. Company may assign this Agreement without further notice to Employee, and it shall inure to the benefit of and be binding upon the successors and assigns of Company. Employee may not assign this Agreement.

[EXHIBIT A SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered this Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement as of the date first written above.

CLEAR STREET MANAGEMENT LLC		EMPLOYEE:

By:	/s/ Ed Tilly	By:	/s/ John Levene
	Name: Ed Tilly Title: Officer Date: February 12, 2025		Name: John Levene Date: February 12, 2025

[Signature page to Exhibit A to Employment Agreement]